Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
July 27, 2007
8:30 a.m. CT

Operator:	Good day and welcome everyone to the Insituform second quarter 2007 earnings conference call. Today’s call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, Insituform.com.

During this conference call, we will make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated, due to a number of factors, described in our SEC filings, and throughout this conference call.  We do not assume the duty to update the forward-looking statements.  Please use caution and do not rely on such statements.

Now, I will turn the call over to Insituform’s President and CEO, Tom Rooney; please go ahead, sir.

Tom Rooney:
Good morning and welcome to Insituform’s second quarter 2007 conference call.  Yesterday we reported net income of $3.2 million or 12 cents of earnings per share for the second quarter of 2007.  This is down substantially from the same period last year, primarily as a result of the ongoing contraction in our critical U.S. sewer market.

More than 70 percent of the company’s revenues come from the U.S. sewer market, and the U.S. market is currently experiencing a 10 percent contraction year-over-year.  While we don’t like the current levels of U.S. sewer market spending, we are confident that this year-old contraction will reverse itself, in time, and will be replaced, again, by robust spending levels, marked by yearly growth at the eight to 10 percent levels as we have seen in recent years.

I now believe that we understand the root cause of the spending contraction in the U.S. sewer market, but we are left to speculate as to how long it will take to rebound.  The company is healthy.  We are currently investing in some very exciting short-term and long- term growth opportunities, and we continue to make great strides in operations and productivity even in our most basic lines of business.  We do plan to file our 10-Q early next week, which will provide you with a great deal of additional detail.

Now I’ll turn to some specific comments on the business.  Looking at tunneling, I am pleased to report that the liquidation of our tunneling business is moving forward in an orderly fashion, and we are slightly better today than we would have predicted to be at this point in time.  After having met with several potential buyers, we now feel that it is unlikely that one single buyer will be found to acquire the business as a whole.  And we are now focused primarily on asset sales and project completions, all of which have been going very well.  We continue to believe that we will be substantially complete with the tunneling liquidation by the end of 2007.

Obviously, the most important market for us, of late, is the U.S. sewer rehab market, so looking at that in great detail.  In the past, I have discussed the fact that we have discerned a correlation between new housing starts, and sewer rehab spending in the United States.  Now with the benefit of having had several more months to study this phenomenon, we are convinced that new housing starts do, in fact, predict sewer spending levels nine to 12 months in advance.  Having analyzed 10 years of market data, we have found a 90 percent correlation between new housing starts, and sewer rehab spending, and more importantly, we now have a pretty good understanding as to why this is true.

In the United States, home builders, on average, pay $1,500 per home to a local sewer district for the right to create a new sewer hookup.  Most, if not all of this $1,500 hookup fee drops right to the bottom line for sewer districts.  Nationally, these new hookup fees represented more than $2.7 billion of free cash flow to sewer districts in 2006.  With the sudden 17 percent drop in new home starts in 2006, U.S. sewer districts in 2007 are facing a drop in free cash flow of more than $450 million.  In Q2, just this past quarter, we tracked and measured an 11 percent reduction in sewer repair bidding opportunities nationwide, and that translates to a drop of $450 million on an annual basis.  When sewer spending cuts exactly match the sudden drop in free cash flow coming from housing starts, it’s more than just an interesting coincidence.

Our clients tell us that they don’t look at new housing starts, when they determine their sewer repair budgets, but the evidence overwhelmingly suggests that free cash flow from new housing hookup fees has, in fact, become the most important source of funding for sewer maintenance in the United States.

CIPP sewer repairs are so simple and fluid that our clients can easily start and stop contracts on an almost daily basis to adjust to unexpected changes in their revenue stream.  The same cannot be said for our client’s other large scale; multi-year civil works projects, such as new treatment facilities, or major facilities expansion.  Therefore, it is CIPP spending that is constantly susceptible to erratic spending patterns or, of late, a major contraction following an unprecedented drop in new home starts.  If there’s a silver lining to all of this, it may be that this dramatic loss of free cash flow, coming from the housing industry may actually force our clients to seek a more appropriate funding source for their enormous, rapidly growing and long overdue sewer maintenance problems.

In the meantime, Insituform is hunkered down for a period of low level spending levels in the U.S. sewer rehab market.  It’s worth noting that the U.S. sewer market is the only market in the world where we are seeing such significant weakness.  Bold new sewer markets are emerging every day in Asia, Australia and Eastern Europe, not to mention continued spending growth in Western Europe.

Now turning to gross margins.  We are cautiously optimistic that while gross margins have dropped significantly over the past 12 months, they do appear to have stabilized at low, but workable levels, in the U.S. market.  A return to more acceptable gross margin levels is unlikely until we see a return to double digit growth in sewer spending.

Changing now to capital structure.  The company has previously announced that it’s considering a complete overhaul of its capital structure including taking on more debt, followed by a stock buyback, and/or a dividend.  We continue to evaluate these objectives with the possibility of implementation before the end of the year.

Taking a look at our Tite Liner® business, as expected, our United Pipeline Systems® division, again, posted very strong profits for the quarter, even on slightly lower revenues.  Backlog was down in the quarter, but we are expecting revenue to pick up towards the end of the year, and to continue to grow throughout 2008.  With the projects that we currently see on the horizon, it’s likely that UPS will work on six of the seven continents in 2008 for the first time, ever.  The key growth drivers for our UPS business continued to be high oil prices encouraging the construction of new crude oil lines, the repair of deteriorated 30 year-old oil pipelines built after the 1970's oil embargo and new mines and mining applications being developed to meet the growing copper and metals needs around the world.  All three of these drivers are stimulating a worldwide need for our Tite Liner® project well into the future.

Probably the most exciting subject in Insituform today is the future of Insituform BlueSM, our potable water pipe rehabilitation company.  We continue to make progress developing and proving our platform of technologies for the water market, while simultaneously completing individual projects at a profit.  Currently, we are tracking or have been awarded significant potable water projects in New York City, London, New Delhi, Hong Kong and at a number of other prominent locations around the world.  Our efforts at this time are primarily focused on penetrating world markets in order to develop Insituform’s scale and name recognition throughout the water industry, and to widen the exposure of our technology.  Significant profitability from Insituform BlueSM is probably two to three years away.

Looking at international expansion in general, our efforts to expand internationally continue to bear fruit.  We have recently been awarded projects in China, India, Romania, and Australia.  We fully expect that some of our best revenue growth, including solid profit margins, will come from these and other new geographic markets.

In conclusion, I wish I could give you better news on our critical U.S. market, but I can’t.  The U.S. sewer market is likely to be in a contractionary mode for 12 to 24 months, while our U.S. clients either wait out the downturn in the housing market, or otherwise find a more suitable source of funding for sewer repairs.  Either way, Insituform is poised to be profitable, and will continue to forge ahead until the U.S. sewer market rebounds, and rebound it surely will.  Meanwhile, we are very optimistic about what we see coming from our efforts to expand and diversify our revenues and profits through UPS, through the penetration of new international markets, and through the launch of Insituform BlueSM.

And now we’ll open up the call for your questions.

Operator:
Thank you.  The question-and-answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that’s star one if you’d like to ask a question.

We’ll go first to Arnie Ursaner with CJS Securities.

Tom Rooney:	Good morning, Arnie.

Arnie Ursaner:	Hi, Tom. How are you?

Tom Rooney:	Good.

Arnie Ursaner:	In the prepared remarks you have in your press release, you mentioned you are taking steps to rationalize your field operations in the U.S. to protect profitability.

Tom Rooney:	Yes.

Arnie Ursaner:
Obviously, you’ve spent a great deal of time and effort improving and building out your crews, hiring people, training them et cetera.  Given your 12 to 18 month outlook for domestic rehab to maintain this profitability can you give us a sense of what your crew count is today and what you think it may have to drop to, I guess…

Tom Rooney:
Yes, we – Arnie, to your point in the last 24 months, we focused intensely on increasing crew productivity.  In fact, we always knew we were going to increase crew productivity faster than even a fast growing market would be, 25 percent crew productivity in a 15 percent growing market means you have to downscale the number of crews that you have.

So we’ve actually moved our crew count down from about 74, 75 at the end of last year, to about 66, 67 today.  And interestingly enough, we continue to see increases in crew productivity but with lower revenues in the market, we’re going to continue to scale back crews.  So we continue to intensify hiring of good project managers and training, but the number of crews that we need going forward has actually moved down.

Arnie Ursaner:	We can expect it to continue to move down further from this level? Or what do you need for sort of national coverage and the ability to be able to react to emergency situations?

Tom Rooney:
Right.  Well obviously, we are not planning to gut the system and lay off 20 crews, that would make no sense at all. We do believe that the U.S. sewer market is going to come thundering back.  We think it’s in kind of an eccentric mode right now, if you will, where this free cash flow that had been buoying the spending patterns has gone away.  But the overwhelming need and demand is going to come back.  It’s going to get funded.  And we don’t plan to have the company sitting unprepared for a surge of work again.

And so what we have to do right now is very carefully balance the optimal number of crews to be able to do the work that we have now, profitably in a tight market, but also not lose the ability to expand fairly rapidly as the rebound takes place.  So it’s a day to day measurement game in terms of what the optimal number of crews are.

Arnie Ursaner:	I may ask a quick follow up question on, rehab gross margin was a little over 20 percent in the quarter, and usually Q2 for you is your best quarter for gross margin.

Tom Rooney:	Yes.

Arnie Ursaner:
Typically you have maximum productivity, you have no shut downs in Europe, Q4 you have seasonal slow down.  As you think about the backlog you have in hand, which is going to be more critical given the minimal growth of new stuff.  And your costs and other things, what sort of view do you have on gross margin for the balance of the year, relative to what you did in Q2?

Tom Rooney:
Well there was a low point in the first quarter of this year, in terms of gross margins.  We’ve actually seen a very slight rebound in gross margins into Q2.  And the way we see it right now, gross margins should hold for the balance of the year.

Arnie Ursaner:	OK. Thank you very much.

Tom Rooney:	Thank you.

Operator:	We’ll take the next question from David Manthey with Robert W. Baird.

Tom Rooney:	Good morning.

David Manthey:
Hi, Tom, good morning.  I’m wondering if you would talk about the percentage of utilization on your crews today, you said you cut them 10 or 11 percent here year-to-date, could you talk about the – sort of the capacity utilization at the crew level right now, and then what your target is?

Tom Rooney:	Well right now, the crew utilization is pretty good. We’ve seen an eight to 10 percent drop in revenues and to your point about a little more than that in terms of crew reductions.

But one of the challenges is always going to be that the diameter of the pipes that we do also influences how productive a crew can be. And that has – that diameter has actually shifted rather significantly in the last 12 months, six to 12 months.  We used to see 26 percent of all the work we did in medium and large diameters, and it takes a large crew ratio to be able to do that.  But that’s shifted from 26 percent medium and large down to 20 percent medium and large, which means far more of our work has been done on small diameter.  And small diameter is far more labor intensive.  So, you know, we have the dual effect of what is the amount of revenue that we have in front of us, and what is the mix.

The good news – or the bad news is that the mix moved rather violently in the wrong direction in the last 12 months, that is to say from 26 percent medium and large down to 20 percent medium and large, but it’s actually stabilized in the last quarter, and we don’t see that moving against us right now.  So it’s difficult for me to give you any kind of metrics to answer your question specifically because how much revenue we are going to see for the balance of the year, and will it be in small or large diameter, will have a rather large impact.

There also comes a point, by the way, where we could have the number of crews get sub- critical.  In other words, crews are fungible and movable to some extent, but as an example, if all we had was 20 crews, you couldn’t cover the United States, and they would become horribly inefficient at that point.  So I, in effect, like where we are right now, in terms of the number of crews to the revenue, given the mix that we see, but, you know, we’re going to have to see what clients put forth in the market on a daily basis.

David Manthey:
OK.  And just so we’re clear, I know the majority of the sewer rehab business, of your overall business is in the U.S., but if you saw a 10 to 11 percent decline in crews, I assume that’s U.S. crews, is that right?

Tom Rooney:	Right. Yes.

David Manthey:
Is it safe to say that the – it looks like your sewer rehab year-to-date is down somewhere between seven and nine percent.  Was it materially worse than that in the U.S. or is it something in that range?

Tom Rooney:	Yes, it’s on the order of 11 percent down in the U.S..

David Manthey:	OK. So it’s pretty much at parity.

Tom Rooney:	Yes. I mean you have to remember that the U.S. market is something like 70 percent. So it would be hard for it not to be very close to the worldwide average, anyway.

David Manthey:
OK.  And then in terms of the shrinking budgets, is there any move on the behalf of municipalities, to shift dollars more towards the CIPP process, and away from maybe a more labor intensive or capital intensive job of tearing up a street?

Does it mean you can gain share within the sewer rehab category during this time?

Tom Rooney:
Well we’re constantly looking at that.  In high spending times, and low spending times, we just think and most people think that trenchless technologies are far more articulate for the client’s needs.  But whatever gains we make there are gains – areas we’ve been – we, in the industry, have been plinking away at for decades, and you see a one or two percent market share shift within that in any given year and probably will for five or six more years.  So I don’t think you’re going to see any big shifts there.  And we don’t see our clients making any conscious decisions in light of not having more money to do that kind of stuff.

You know, where we’d love to see our clients spend their money better, would be on the preventative maintenance in areas like what we do so that they don’t have to do the large scale new plant expansions.  But the reality of the situation is a new plant expansion sewage treatment facility or new facility of any kind, can take two, three, four, five, six years, between when engineering starts, when the construction starts and when it finishes.  And so they just don’t pull the plug on those, those projects just keep racing ahead regardless of what today’s funding and cash flow is.  And instead, they look at the projects that they can pull the plug on tomorrow, that don’t have any damage associated with pulling the plug on it, and that’s us.

So if we have any influence on our clients, beyond just the fact that they should spend more, we try to convince them to spend more money on the root cause, as opposed to expensive band aids.

David Manthey:	Thank you.

Tom Rooney:	Thank you.

Operator:	We’ll take the next question from Kevin Casey with Casey Capital.

Tom Rooney:	Good morning, Kevin.

Kevin Casey:
Yes, hi, guys.  Some questions about your opening comments.  One, you talked about how you relate it to housing, which sounds like we’re entering a tougher environment.  But then you also said you wanted to take on more debt or, you know, look at ways to restructure the capital structure.  So I was wondering how you balance those two and kind of what your thought process on that whole outlook on kind of the capital structure.

Tom Rooney:
Yes.  Kevin, we’ve been making $16 million debt payments for as long as I’ve been here, and for a number of years, and the last debt payment that we made on that note took place this past February.  And so all of the things being equal, you know, looking back at the last three or four years, and looking forward, we have $15 million of cash flow that no longer is going to paying off debt.  In fact, we don’t have any debt payments until 2013.  We have some 70-odd million – actually today, I think we have $75, 77, 78 million worth of cash and $65 million worth of debt.  And so in over the next year, year-and-a-half or 12 months, whatever it might be, it may be advantageous for the company to be in a position of buying back stock.  But even if you look past that period, the company is not particularly appropriately levered.

But I have to tell you knowing what we know about the market and taking the intent of your question, yes, we’re very carefully looking at the timing that we may employ in terms of any debt that we have.  But sitting where we are right now, we have very low cash requirements for refinancing debt.  We have, as a result of that, fairly high weighted cost of capital.  And so we are trying to balance potentially taking on modest risk from debt with having too lazy a balance sheet, and the answer is somewhere in there.

Kevin Casey:
All right, great, thanks.  And also, when you talked about the international business, and is there any ways to like utilize resources for like the domestic business, for the international business when one is in soft times, and one is in good times?

Tom Rooney:
Well sure, most of the tube that we use can be taken or is taken overseas.  So our largest tube manufacturing facility is in fact in the United States.  And so to the degree that we have more buying, if you will, coming from overseas, we lay off the fixed costs of the large U.S. manufacturing facility.  We are obviously dedicating more of our marketing and research, primarily out of the U.S. to benefit overseas.  But if you get down to things like manpower and equipment, it doesn’t travel that well.  You know, a DOT certified heavy truck with steam equipment in Boston, does you little good in Romania and the same thing with the people.

But there are ways that we can skin that cat to your point, but it’s usually going to be on our larger corporate resources.

Kevin Casey:	All right, great, thanks.

Tom Rooney:	Thank you.

Operator:	We’ll go next to Richard Paget with Morgan Joseph.

Tom Rooney:	Good morning.

Richard Paget:
Good morning.  You know, given your comments about the correlation with the housing starts, and I think the last figure out there is down 19 percent.  I mean it seems like you guys are going to be in this type of market for a while.  Does that kind of change your strategy?  I know in the past you have talked about kind of, you know, being a volume business, and maybe not, you know, competing on price, or competing on price, but now do you think given this new environment, that maybe you’ll try and get some pricing?  Because I guess the municipalities that are spending it, obviously need to do it, versus, you know, a more discretionary type.

Tom Rooney:
Right.  I don't think the amount of work in the market is going to change our ability to make or break margins.  You know, we would have to take – if you wanted to see a substantial increase in gross margins in the market, we might have to be prepared to do 25 to 35 percent less revenue.  And at that point, we might see gross margins on individual projects but the operating leverage of the company would work so heavily against us, as to make it futile.

Richard Paget:	Even though you guys are still the big guy on the block, you don’t think you can have price leadership at, I mean it would come at that great an expense?

Tom Rooney:	Yes, I think that’s the case.

Richard Paget:	OK. Thanks.

Operator:	We’ll go next to Mark Sigal with Canaccord Adams.

Mark Sigal:	Hi. It looks like Tite Liner® margins have picked up nicely over the last two quarters. I’m wondering the dynamics behind that, if that’s sustainable, just curious for your take?

Tom Rooney:
No.  Margins at that level are awfully high.  Historically we’ve seen lower gross margins coming out of our South American work, simply because in South America, they bundle our work with a bunch of other work that is not a core competency of ours.  And so we get not such good blended margins coming out of South America.

So what you see, or saw, in this quarter, was lower revenues, primarily lower revenues because we were seeing less out of South America and much higher gross margins, which means we were getting less revenue and less low margin, if you will, out of South America.  But the net of that is very high gross margins north of 40 percent.  That’s a swing to unusually high.  I certainly wouldn’t extrapolate that forward.

That business begins and ends certain projects, and sometimes when we finish projects, often times, when we finish projects, we have an earnings write up at the end, because we tend to run the business very conservatively.  And I think that happened also, this quarter.  So, you know, I don’t think I would take this quarter’s earnings or gross margins in the Tite Liner® business and extrapolate it forward.  It’s a good quarter.  We are going to see more good quarters, but I wouldn't call that representative of the earnings power on a margin basis.

Mark Sigal:
OK.  And then, in terms of Insituform BlueSM, I’m wondering if there’s a number that you could put on it, the number of crews that you may have either devoted to this technology or that are actively involved.  And if you are able to quantify the amount of capital you think you are going to need to put to work over the next few years to increase cognizance and gain some market penetration in those geographies that you talked about earlier?

Tom Rooney:
Yes, we haven’t quantified any of that for the market yet, and will likely begin to do so at the end of this year.  We’re still in the middle stages of great development in that.  Look for us to quantify more statistically around those numbers towards the end of this year, when we have greater clarity as to what the sustainable and growable numbers are.

Mark Sigal:	OK. And then lastly, are there opportunities to help some of these sewer districts find new monies in light of this decreased cash flow environment?

Tom Rooney:
Yes, a couple of thoughts.  One is the kind of mantra out there is a lot of people believe they are going to wait for a federal bailout.  The story goes, Hillary is going to get elected.  Democrats spend more on the environment, and they are going to funnel a lot of money in to help bail out this huge environmental problem.  We think that’s not going to happen.  But there is that argument to wait for the next White House, which is likely to be democratic and look for the big federal bail out.  So that’s one thought process.

Another would be alternative financing for projects and the third is starting to pass or increase user fees.  I guess, as I had said in my prepared comments, there is a silver lining to a severe down shock like this, and that is that the engineering demand or the physical demand for our work is very, very high.  It’s 10 times what’s being done right now, and more.  But the throttle that has decided, if you will, it has determined how much gets done has, to date been, you know, easy money.  And the easy money has really been coming from housing free cash flow.

With that now having plummeted and plummeted unexpectedly there seems – we see a lot of people client types running around needing to find alternative ways to get done what they need to do.   And so we do think it’s going to open up over the next 12 months or so, a lot of opportunity for us in the area of our financing the work, and so on.  But heretofore people have been looking for a handout and not financing, and a handout meaning handout, bailout, free money.  And maybe now the pain index will get so high that rational money will have to come in instead of free money.

Mark Sigal:	OK. And just to be clear here, did you mention before that it was a 90 percent correlation rate between housing starts?

Tom Rooney:	Yes. Using a – somewhere between a nine and 12 months lead lag. In other words, housing starts today predict spending levels nine to 12 months from now.

Mark Sigal:	OK. Thanks very much.

Tom Rooney:	You are welcome.

Operator:	We’ll go next to Francesca McCann with Stanford Group.

Tom Rooney:	Good morning.

Francesca McCann:
Good morning, Tom.  A couple of quick follow up questions, and then a couple of others, one is just now the talk about alternative financing, you know, and you just mentioned that at some point municipalities will kind of have to take that route, I feel like we’ve been saying that for several quarters.  And I feel like that, you know, your financing arm has been around for a while.  There have been plenty of other sources out there.  So my question is, are we seeing any utilization of that?

Tom Rooney:	No.

Francesca McCann:	I don’t think it’s a new consideration, I think we’ve been talking about it for a while.

Tom Rooney:
We have – and we have, and I think I said on our last call, that our conclusion of late has been that our clients love hearing about alternative financial resources, but at the end of the day, the only thing they are interested in is funding not financing. In other words, they want to be given the money they don’t want – they have not wanted to find ways to finance their needs.  And so, we started offering financing to clients, a little more than a year ago, and had extreme interest in a lot of places, but that has given way to the notion that there might be a federal bailout, and free money is better than financed money all day long.

And until free money goes away, or the concept of it, good, rational, well-financed money is having a hard time making any movement.  So you are absolutely right.  We’ve talked about it for a year.  We’ve had extensive conversations with clients that show extreme interest, but at the end of the day, there is this belief that democrats in the White House are going to rein billions of dollars into fix and bail this out.  And, personally and professionally I – we think that’s just not going to happen.

Francesca McCann:	OK. All right. Another question, apparent low bid, you know, in the past, you’ve often kind of used whatever apparent low bid number, particularly in times when backlog is modest or weak.

Tom Rooney:	Right.

Francesca McCann:	What are you seeing right now for apparent low bid?

Tom Rooney:	David, do you have that number?

David Martin:	Yes, it’s somewhat down. It’s about, down about 10 percent this quarter, from last quarter.

Francesca McCann:	From Q1, OK.

David Martin:	Yes.

Tom Rooney:
We saw bidding overall and in general down about 10 and when I say bidding, when we add up all of the projects that are bid in the United States, whether we win them or not, that number, which we would call the available work in the market was down 10 to 11 percent.

Francesca McCann:	And this is just for rehab.

Tom Rooney:	Just for rehab. Just for rehab sewer markets in the United States. You know, Canada is quite a bit different, Europe, I mean completely different and Asia. It’s simply the U.S. sewer market.

Francesca McCann:	OK.

Tom Rooney:	Water repair in the U.S., as an example, is up 15 percent. There’s a complete disconnect with that.

Francesca McCann:
OK.  Also, what is the explanation for the tunneling charge that you had planned to take in this order of about three-and-a-half million.  It looks like you’re now moving that to some time to second half along with the remainder – you know, the remaining 600,000 or whatever it may be.  Why is that?

Tom Rooney:	It’s just a sequence of events as we move forward with the specific steps. GAAP accounting requires us to take charges in a very specific fashion. David, do you want to try to address that?

David Martin:
Yes.  It primarily relates to, as we’re going to be disposing of equipment.  We completed a good amount of work during the quarter.  Most of those assets are still being utilized on projects.  And therefore, as we come off projects in the second half of the year, we may incur charges related to impairment and things as that, as we begin disposing of that equipment.

Tom Rooney:	It’s not good or bad news. It’s the timing. It’s just timing.

Francesca McCann:
So it’s – they are still being used – it’s kind of a combination of the fact that they are still being utilized, and they haven’t been sold.  But I guess, I don’t understand why the thought would have been that it would have been in Q2.

David Martin:
I don’t recall actually discussing, you know, the exact number that we would have this quarter. We said it would be over the next several quarters.  We did, anticipate, possibly being in a position to sell some of this equipment quicker.

Francesca McCann:	OK.

David Martin:	But we did have a high amount of utilization during the quarter. So it just shifted just a little bit.

Francesca McCann:	OK. That’s all for now, I’ll get back in queue. Thank you.

Tom Rooney:	Thank you.

Operator:	And as a reminder, it’s star one if you’d like to ask a question. We’ll go next to Debra Coy with Janney Montgomery.

Tom Rooney:	Good morning.

Debra Coy:	Yes, good morning, Tom, David. My question is regarding …

Tom Rooney:	Did we lose you?

Operator:	Ms. Coy, are you still online?

Tom Rooney:	I think we got disconnected with her.

Operator:	OK. We’ll go next to Steve Gambuzza with Longbow Capital.

Steve Gambuzza:	Good morning.

Tom Rooney:	Good morning.

Steve Gambuzza:
I was wondering if you could expand a little bit regarding your comments on balance sheet optimization.  Specifically, you discussed the under-leveraged balance sheet in the last several calls.  And I’m just wondering how your thinking has progressed over the past couple of months?  And specifically as it relates to timing, you talked about the importance of thinking carefully about timing as it relates to any potential debt issuances.  How do you kind of balance the trade off of waiting for a pick up in demand before potentially issuing some debt?  Or, you know, improving your return on invested capital by optimizing the balance sheet now, given your strong cash flow, as you sit through this period of lackluster demand, which based on the housing correlation you mentioned could stretch for quite some time.

Tom Rooney:
Right.  Well, as you can well imagine, even with a board of eight intelligent individuals, we’ve got opinions all across the board, literally and figuratively.  So these are intellectual challenges that we are facing right now, and, you know, the pros and cons would suggest that if we have strong belief in our ability to make the debt payments over the next one to two years, now might be an advantageous time to take on debt, and support the stock through stock buyback.

If you believe that we are in a point of uncertainty, caution would suggest you don’t take on debt.  And we –you know, there are countervailing thoughts there, they are all very intelligent thoughts.  And so you add to that, by the way, the debt markets have even shifted slightly in the last quarter or two.  So we’re taking that into account right now.  We have good advisors.  And we’re simultaneously getting arms around the strength and short term future of our core business.  You know, but also wanting to support the stock price and so on, and yet, not put the company in an undue point of risk.  Absolutely no need for us to take on substantial debt.  We are not trying to make note payments, and we’re not trying to stretch ourselves to make some large robust acquisition.

But at the same time, we will come out of, or our core market will come out of, the doldrums that it’s in right now, and likely will rebound with a fury.  And, you know, at that point, you know, we’d like to have the right debt structure in place for the next five to 10 years.  So the answer really, the simple answer to your question is we are wrestling with those issues right now, and we don't have absolute answers.

Steve Gambuzza:	Do you expect to kind of come to some more definitive conclusion on this by next call, or by year end.

Tom Rooney:	I would say by year end, yes.

Steve Gambuzza:	OK. Thank you very much for your time.

Tom Rooney:	You’re welcome.

Operator:	We’ll go to Debra Coy with Janney Montgomery.

Tom Rooney:	Hey, Debra.

Debra Coy:
Hey, Tom.  I’ll try again.  Sorry about that.  My primary question is on the international business, which I feel like historically we’ve paid very little attention to.  And now it’s obviously becoming more significant.

You said earlier on that U.S. sewer rehab is about 70 percent of total company revenues, correct?

Tom Rooney:	That’s about right.

Debra Coy:	So if total rehab is about 80 percent now, that means our current – currently we are about 10 percent of your total revenues are international before tunneling goes away?

Tom Rooney:	David, do you want to answer that more specifically?

David Martin:	Yes, it’s – it’s about that range, anywhere from 10 to 15 percent international in sewer rehab.

Debra Coy:	OK.

Tom Rooney:	And Debra, the other thing to keep in mind is 100 percent of the revenue in the United States is counted as revenue. Overseas, we have licensing arrangements, we have joint ventures.

Debra Coy:	I do know that.

Tom Rooney:	So it comes in a funny way.

Debra Coy:
And that’s precisely in fact, my question, if we – I mean it sounds like it’s maybe something on the order of $50 million or so in revenues, but I did want to also get a sense of how large the broader businesses, and really how this might begin to come through on the other income, or minority income, actually other income line.  That was the significant contributor last year, it hasn’t been this year.

Tom Rooney:	Right.

Debra Coy:	I expect that’s because you’ve really picked up the pace of marketing. And what I’m trying to get a sense of …

Tom Rooney:	There’s another big issue…

Debra Coy:	…what was building there.

Tom Rooney:
Debra, there’s another big issue internationally and that is our largest international operation is a 50/50 joint venture through Germany.  And Angela Merkel became President of Germany a year, year-and-a-half ago and made a major tax shift. And so the German market, which was, I believe the largest contributor to other income has had a serious slow down in just this past six or eight years, simply adjusting to the new tax structure under Merkel.  We see that picking back up in 2008.

Germany, as an example, is about a $120 million business, about a 100 million euro business in round figures.  And yet, none of that comes to our income statement, other than as consolidated earnings, so you barely see it coming in.  And it’s those consolidated earnings that are way down because of the tax changes under Merkel.

So – but looking at that, and thinking about some of the other markets, we are in Hong Kong now in a 50/50 joint venture, Australia in a 50/50 joint venture.  Conversely, in Romania it’s 100 percent Insituform and we’re seeing something like $4 million a year revenue from zero.  Poland is a new business which will be coming in as completely consolidated earnings.

So the international dollars sometimes come in as consolidated earnings and sometimes with revenue in earnings.  And so it’s a little difficult to give a simple set of ratios.  We have opened an office now in China and hired people.  We will, by the way, see expenses in the Asian market, initially, but we think the upside potentials are very dramatic, both – and specifically in China and India.  We’ve been awarded work now, in India and New Delhi.  We’ve been awarded UPS work in mainland China.  We’ve been awarded our first project in probably 10 to 15 years in New South Wales, Australia.  So we are expecting to see work picking up on the international front.

It will be interesting, as it comes in on the income statement, because as I say, sometimes it comes in as nothing but earnings, and sometimes it comes in as earnings in revenue.

Debra Coy:
Sure, and I understand that and that’s fine.  I was just trying to get my arms around the size of it.  And as we look at that continuing to pick up, I suspect that overall net margins, if you look at the whole European business, or rather the whole international business are depressed now, because you are doing so much business development activity.

Tom Rooney:	Yes.

Debra Coy:
But when you look at the underlying fundamentals in those businesses, how do pricing and margins compare, kind of on average relative to, I mean I presume it's well above what we’re seeing in the U.S. now, but how would it compare to what I would have called more normalized operating margins in the U.S.?

Tom Rooney:	Well as you would imagine, some are much better, some are much worse. France is real difficult.

Debra Coy:	There’s wide variety.

Tom Rooney:
Yes.  France is a very difficult place, whereas the Netherlands, we see significant margins.  I mean those are essentially two adjoining countries.  Overall and in general, I would tell you better margins than the U.S. market in terms of sewer.  The simple reason for that is we track roughly 100 competitors in the U.S. market, and in any other market around Europe, you wouldn’t see any where near that many competitors.

So the U.S. market is the most mature market for sewer repair, for sewer rehab, that which we do and with maturity comes competitive pressures.  So Europe – now if you go to, if you will, virgin territory India and so on, the margins can be good.

Debra Coy:
OK. That makes sense.  Final question, as you are looking at Blue continuing to build, are you seeing that the iTAPSM process that you have is an integral part of that, or is it really the liner process itself?  How are you marketing that currently in terms of what’s your differentiation?

Tom Rooney:
Right.  Interestingly enough, you would think the iTAPSM would be the main driver, but the ability to do PolyFoldSM, PolyFlexSM and Thermopipe®, across a wide spectrum of diameters has really been the driver.  So primary work in London, Hong Kong and India, didn’t even turn on iTAPSM and yet on other projects iTAPSM was important.  So we’re learning those things.  It does appear that the combination of technologies we have, kind of as a group are, if you will, powerful.

Debra Coy:	OK. Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	And once again as a final reminder, it’s star one if you would like to ask a question. We’ll go next to Vishal Khetriwal, with Stanford Group.

Francesca McCann:	Hi, it’s actually Francesca again.

Tom Rooney:	Hi, Francesca.

Francesca McCann:	Hi there. A couple of just quick follow up questions, what are potential catalysts to bring back more larger diameter work.

Tom Rooney:
Well, first of all, I ought to give you what – I’ll give you Tom Rooney’s speculation on why we went to small diameter.  I personally believe that people have had lower budgets for spending on sewers and have opted to spread that work around their communities.  And so if you think about a medium or large diameter sewer pipe costs 10 times per foot what a small diameter, and so if I am the local municipal bureaucrat, I can be on 10 times as many streets with small diameter, or I can be on one-tenth as many streets with large diameter.

And so I think with shrunken assets, there’s been a desire to sort of spread the work around the city, so to speak.  That’s purely anecdotal.  It’s the best explanation I can give you.  It’s nothing more than that.  But that said, when a sewer pipe goes bad, small or large it has consequences.  And if a bad – if an eight inch bad sewer happens on Elm Street, that’s one thing.  But if the eight foot diameter sewer pipe that feeds into the plant goes bad, the entire system is in calamity.

And I think that’s the reason why we saw initially a big move to small diameter, but now we are seeing the medium and large diameter come back, because if you happen to have one problem on your medium or large diameter sewer pipe, you know, Katie bar the door, you’ve got a major PR problem.  And so we think that the market went to artificially thin levels, if you will, by virtue of diameter, and we are now seeing it pushed back into the correct proportions.

Francesca McCann:	Are we seeing – I thought from your comments earlier, we saw it kind of stabilizing, but are we seeing it come back?

Tom Rooney:	You know it moves from 76 percent – pardon me …

Francesca McCann:	Twenty-six to 20.

Tom Rooney:	Yes to 20.

Francesca McCann:	And then what about, for like within your backlog, how does that look?

Tom Rooney:
It’s, you know, it’s too early to say it’s been a big rebound, but it’s moved back up a couple of points.  Now will that hold or keep going?  At least the good news is it didn’t go from 26 to 20 to 16, it’s in effect 26 to 20 to 20, 21 or 22.  So that gives us some confidence that, you know, it’s not going to slide.

Francesca McCann:	OK. All right. Guessing there’s no update on CFO.

Tom Rooney:	No, we continue to search.

Francesca McCann:
OK.  And then my last question, I guess I am not comfortable with your answer to Mark’s question about your kind of strategy change in, you know, pricing, possibly being the price leader given that it seems like the market conditions may hold for some time.

Tom Rooney:
Right.  Well there’s a balance point when you are Insituform.  We have a tremendous amount of fixed costs and when the market is growing it is our greatest advantage.  When the market is shrinking, we have a lot of fixed costs to cover.  Fixed costs would include substantial fleet of equipment, a very large – you know the world’s largest manufacturing facility for this and so on and so forth.

If one wanted to raise prices say, five percent, one would have to give up significant revenue.  And on the one hand, we would gain gross margin dollars on a project by project basis, but the net effect up against our operating fixed leverage or operating fixed operating costs the net effect is a loss, and so the company is better off where we are.  We are not – and there’s a thought process out there that we are artificially depressing or have depressed gross margins, and it’s just not true.  That which has happened in the last 12 months has been a steady move down in the revenue in the market, and there’s been far more competition for it.  And so Insituform is going to continue to be a significant player, and maintain market share in this market.  And, you know, I am sure competitors would love to see us greatly increase our gross margins.  I’ve even had third parties try to collaborate or cause collaboration and that would be price fixing.  We don’t do that, won’t do that.

The net of it is, we are comfortable with the strategy that we have right now as being the best strategy for Insituform knowing that we are not going to be 10 years in a down market like this.  We are going to be another 12, possibly 18, 24 months and the market will rebound and we’ll do well.  And unless we are prepared to eliminate 25 percent of our fixed costs, and do 20 percent less work, the mathematics suggest that our pricing is correct.

Francesca McCann:
OK.  So that answers my question, then.  I mean you’ve talked about the balancing point for quite some time, it was just the anticipation that it would turn more quickly, but you are comfortable with your current strategy even if we don’t see a turn for a while.

Tom Rooney:	Yes.

Francesca McCann:	OK.

Tom Rooney:	It won’t – we do not have the ability to make terrific short term profits as in the next eight to 12 months or unless or until normalized spending growth patterns come back.

Francesca McCann:	OK.

Tom Rooney:	And we know they are going to come back. The demand for what has to be done is absolutely huge. It’s just we have a very irrational financing or funding coming through from our clients.

Francesca McCann:	All right. That’s all thank you.

Tom Rooney:	OK, thanks. I think we probably have time for one more question.

Operator:	We’ll take the last question from Noelle Dilts with Stifel Nicolaus.

Noelle Dilts:	Good morning.

Tom Rooney:	Good morning.

Noelle Dilts:
Just going back to your potential capital restructuring, you were talking about borrowing money to buy back stock.  I was hoping you could discuss, you know, alternatives for capital deployment, are you not seeing attractive acquisition opportunities in the market in sewer rehab?  Or is it just not something you want to look at right now.

Tom Rooney:
Well that would be the first – if the – the answer your question is no, we are not – we don’t see any tremendous acquisition opportunities.  And we see essentially – well every day we get phone calls from somebody who has a technology or business who wants to sell because it’s widely known that we have the widest distribution network in the world, in the water utility, or water infrastructure sector.  So everybody calls us if they have any interest at all of expanding or getting out.

So we see, you know, I’ll call it every transaction that’s possible and very, very few are appealing to us.  We have zero interest in buying somebody else’s three percent market share in a market we are already in.  We have very high interest in buying technologies that we don’t have, if they fit in a kind of synergistic fashion with what we have right now.  And we are very interested in getting into markets, where we don't currently exist.  You know, if there was an Insituform junior sitting in China, we might well look to buy that but we really haven’t seen that, not to date.  We are exploring parallel industries, if you would consider UPS sort of parallel to the sewer market.  But as we sit here right now, and maybe you can blame us for not being imaginative enough, we haven’t seen any dynamic acquisitions that would really help transform the company.

Therefore, we’re really left with two uses of cash.  One is funding organic growth, and the fact is expanding into India, China, and Australia and Eastern Europe can, in fact, consume expenses in cash.  And we do believe that those investments are great investments in terms of growth potential for the company in the future.

And then the other is frankly just buying back stock, but I would call that the least best use of the capital.  I suppose the only bad use for the capital is to have it just sitting on our balance sheet drawing over night interest.  And so we do want to have the best weighted average cost of capital so that we can do the best with that money for our investors.  You know, maybe some day soon we will find a terrific acquisition somewhere, and we would be prepared to do that.  But sitting here right now, the acquisitions that we would look like at any given time might be in the one to $10 million range, and we don’t see a lot.  But those are not the kind of acquisitions that would cause us to stretch our balance sheet.

Noelle Dilts:	OK. Thank you.

Tom Rooney:
Thank you.  Well I want to thank everybody for being involved on the call today.  As I say, I wish I could give everyone better news as relates to the spending patterns that are currently going on in the U.S. market, but the fact of the matter is, that market is what it is, and it may take another year to year-and-a-half, possibly two years before spending comes back to double digit growth.

But in the meantime, the company is doing fine in terms of working in that market, and more importantly growing into the far more lucrative markets, overseas and into drinking water.  But I do appreciate everybody being involved on the call today.  Thank you.

Operator:	Thank you. This does conclude today’s conference. We thank you for your participation and you may disconnect at this time.

END